Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Karyopharm Therapeutics Inc. of our report dated March 21, 2014, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Karyopharm Therapeutics Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts

March 13, 2015